Shutterstock Appoints Microsoft’s Jaime Teevan to Board of Directors

NEW YORK, July 9, 2024 -- Shutterstock, Inc. (NYSE: SSTK) (the "Company"), a leading global creative platform offering high-quality creative content for transformative brands, digital media and marketing companies, today announced that Jaime Teevan, Chief Scientist and Technical Fellow at Microsoft, has been appointed to the company’s board of directors. Teevan is currently responsible for driving research-backed innovation in Microsoft’s core products and previously held the role of Technical Advisor to Microsoft CEO Satya Nadella.

“We are thrilled to welcome Jaime to the Shutterstock Board of Directors,” said Jon Oringer, Executive Chairman of the Board at Shutterstock. “Jaime is one of the most influential figures in AI globally, pioneering critical research and leading product innovation for one of the world’s leading companies. Her wealth of knowledge and experience in AI, deep roots in rigorous research and expertise in advancements in ethical AI will be invaluable as Shutterstock continues to play a critical role in this space, for example with our industry leading training data.”

“Jaime will play a meaningful role, along with the rest of our Board, as we recognize and navigate new opportunities in the AI landscape,” said Paul Hennessy, Chief Executive Officer of Shutterstock. “Her insights into the evolving relationship between AI and human creativity are particularly relevant to Shutterstock's mission and I look forward to her partnership as we guide the business through the extremely exciting opportunities ahead.”

Teevan is globally recognized for her research in productivity and personalized search. She was also recognized in TIME’s top 100 people playing an instrumental role in AI development and societal advancement and is a leader in responsible AI. She spearheaded the creation of Copilot for Microsoft 365, integrating AI into Microsoft products, and invented the first personalized search algorithm used by Bing. Teevan also coordinated Microsoft’s hybrid work research during the pandemic. She is an ACM Fellow and a member of the SIGIR and CHI Academies. She holds a Ph.D. in AI from MIT and a B.S. from Yale and is an Affiliate Professor at the University of Washington.

“Shutterstock’s mission to power creativity and their long-standing commitment to ensure AI serves to strengthen that mission aligns with my own values,” said Teevan. “I am honored to join Shutterstock’s board and look forward to contributing to their efforts at a time when AI is redefining how we interact with technology.”

Shutterstock has taken a deliberate approach to accelerating its data business through multiple offerings including data licensing, metadata enhancement, data delivery via marketplaces and bespoke model development. The company’s growing list of multi-year collaborations and partnerships with major tech players drives the long-term growth of its data business while ensuring that more companies looking to build and train generative models have access to commercially viable data to do so responsibly. Shutterstock’s ethical approach to AI has made the company a highly sought-after partner and collaborator with industry leaders such as NVIDIA, Meta, OpenAI, LG and others to develop foundational generative AI tools and standards for creators across 3D, images and text. Shutterstock’s high-quality content library, enriched with vast metadata, leads the industry in size, diversity and annotation—making it unrivaled for training AI capabilities.

The addition of Teevan to the Shutterstock board of directors brings deep technical expertise and further strengthens the internal ecosystem accelerating the company’s transformation as a leading provider of ML data. Shutterstock has strategically positioned senior leaders throughout the organization and across its board to advance the company's capacity to meet the growing demand from mid-to-large enterprise customers for ML and generative services, as well as to enhance infrastructure, business development, R&D and content strategy. These moves all serve to ensure Shutterstock's business and growth strategy continue to support the company's long-range plan targeting double digit growth by 2027.

About Shutterstock, Inc.
Shutterstock, Inc. (NYSE: SSTK) is a premier partner for transformative brands, digital media and marketing companies, empowering the world to create with confidence. Fueled by millions of creators around the world and a fearless approach to product innovation, Shutterstock is the leading global platform for licensing from the most extensive and diverse collection of high-quality 3D models, videos, music, photographs, vectors and illustrations. From the world's largest content marketplace, to breaking news and A-list entertainment editorial access, to all-in-one content editing platform and studio production service—all using the latest in innovative technology—Shutterstock offers the most comprehensive selection of resources to bring storytelling to life.

Learn more at www.shutterstock.com and follow us on LinkedIn, Instagram, Twitter, Facebook and YouTube.

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Lori Rodney
press@shutterstock.com
917-563-4991